EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

Media Contacts:

Val Heusinkveld                              Tricia Stingley
Extended Systems                             Extended Systems
(208) 322-7575, ext. 6276                    (208) 322-7575, ext. 6077
val.heusinkveld@extendedsystems.com          tricia.stingley@extendedsystems.com


                             EXTENDED SYSTEMS BOARD
                                 MEMBER RESIGNS

BOISE, IDAHO - (JAN.7, 2004) - Extended Systems (NASDAQ: XTND), a leading provider of mobile application solutions for the enterprise, announces that John
M. Russell has resigned from the Company's Board of Directors effective today.

"Mr. Russell has been a significant contributor to Extended Systems' Board of Directors for more than five years," said Raymond Smelek, Extended Systems' Chairman of the Board. "His outstanding contributions have enhanced our Board and positively influenced the strategic direction of Extended Systems. We wish him the best of luck in his future endeavors."

Mr. Russell has served as a director on Extended Systems Board since April 1998. He is retired. From December 1991 to March 1994, Mr. Russell served as VP of Finance and Administration, CFO and Secretary of Cisco Systems, Inc.

ABOUT EXTENDED SYSTEMS
Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The company's OneBridge mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP), and customer relationship management (CRM). Extended Systems has more than 3,000 enterprise customers worldwide and key alliance relationships with EDS, Ericsson, HP, Microsoft, Motorola, Nokia, PalmOne, PalmSource, Sharp, Siemens, Software AG, Symbian and Toshiba.

Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the company Web site.